                                                                                                                                                                                                                                                                Exhibit 99.1
News Release

AGL Resources Reports Fiscal Year 2009 Results

•	2009 diluted earnings per share (EPS) of $2.88 versus $2.84 in 2008

•	Fourth-quarter 2009 diluted EPS of $0.92 versus $0.97 for the same period in 2008

•	2010 earnings guidance established in the range of $2.95 to $3.05 per diluted share

ATLANTA, Ga. – February 4, 2010 – AGL Resources (NYSE: AGL) today reported 2009 net income of $222 million, or $2.88 per diluted share, compared with $217 million, or $2.84 per diluted share, for the same period in 2008.

“We delivered the strongest results in our company’s history during 2009,” said John W. Somerhalder II, AGL Resources’ chairman, president and chief executive officer.  “Our performance during the year is a direct result of the commitment of our employees to stay focused on the fundamentals of our business, even during a period of economic uncertainty.  In 2010, we will maintain that same focus to achieve our goals and to continue delivering results for our shareholders.”

2009 RESULTS BY BUSINESS SEGMENT

Distribution Operations

The distribution operations segment reported 2009 segment EBIT (earnings before interest and taxes) of $326 million, compared with $329 million in 2008.  Operating margin increased $18 million, primarily due to $8 million in increased margins from gas storage carrying costs Atlanta Gas Light charges to marketers and $6 million in higher revenues from the pipeline replacement program in Georgia.  Also contributing to the increase in operating margin were increased revenues from the Hampton Roads Crossing project in Virginia and the Magnolia pipeline project in Georgia.

On a consolidated basis, customer count in the distribution operations segment was down 0.3 percent in 2009 relative to the prior-year period.  The lower customer count reflects the slowdown in the residential housing markets throughout the company’s service areas.

Operating expenses increased $26 million, primarily due to increased payroll, pension and incentive compensation costs as well as higher depreciation.  These increases were offset partially by lower fleet fuel costs and marketing expenses relative to the prior year, as well as reduced bad debt expense.

Retail Energy Operations

The retail energy operations segment (SouthStar Energy Services) contributed EBIT of $105 million in 2009, compared with $77 million in 2008.  Operating margin increased $32 million year-over-year.  The increase reflects an $18 million reduction in required lower-of-cost-or-market (LOCOM) natural gas inventory valuation adjustments year-over-year.  The remainder of the operating margin increase was driven primarily by higher retail margins in Georgia; improved margins in the Ohio market; and an increase in average customer usage and colder weather as compared to the prior year.  These increases were partially offset by a decline in average customer count year-over-year, primarily due to the increasingly more competitive retail market for natural gas in Georgia, and reduced margins associated with a higher number of customers choosing fixed-price plans.

Operating expenses for 2009 increased $3 million compared with 2008, due to increased marketing and compensation costs, partially offset by lower customer care costs and reduced bad debt expense.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, contributed EBIT of $47 million in 2009, compared with $60 million in 2008.  Operating margin decreased $11 million year-over-year.  During the year, Sequent’s gains on transportation capacity increased $36 million as a result of its ability to capture profits on narrowing basis spreads relative to the prior-year period.  A similar amount of gains were realized on storage hedges in 2008 but were not repeated in 2009.  Reported commercial activity and park and loan hedges in 2009 also decreased $28 million relative to the prior year; however, the expected forward value related to physical inventory positions that will be recognized in a future reporting period increased from $0 at the end of 2008 to $30 million at the end of 2009.  2009 results also reflect a decrease of $16 million in required LOCOM natural gas inventory valuation adjustments.

Operating expenses increased $2 million in 2009 compared with the prior-year period.  The increase resulted from higher incentive compensation expenses, partially offset by lower depreciation expense.

Energy Investments

The energy investments segment contributed EBIT of $12 million in 2009, compared with $19 million in 2008.  Operating margin decreased $4 million, primarily due to lower interruptible revenue opportunities at Jefferson Island Storage & Hub.  Revenues at AGL Networks also were lower as a result of expansion projects completed in 2008 that were not repeated to the same degree in 2009.

Operating expenses increased $2 million, primarily reflecting higher development expenses at Pivotal Energy Development, an increase in depreciation and slightly higher costs at AGL Networks for outside services, franchise fees, and payroll and benefits.

INTEREST EXPENSE AND INCOME TAXES

Interest expense was $101 million for 2009, compared with $115 million in 2008.  The decrease primarily was due to lower short-term interest rates, partially offset by higher average debt balances.

Income tax expense for 2009 was $135 million, compared with $132 million for 2008.  The increase primarily was due to higher consolidated earnings.

2010 EARNINGS OUTLOOK

AGL Resources expects its fiscal year 2010 earnings results to be in the range of $2.95 to $3.05 per diluted share.  This expectation assumes normal weather; no material impact to earnings from the effect of forward natural gas price movements on storage and transportation hedges in the wholesale services segment; and no material impact to earnings from the effect of lower-of-cost-or-market natural gas inventory valuation adjustments in the retail energy operations and wholesale services segments.  Changes in these factors, as well as other circumstances or events the company cannot currently anticipate, could result in earnings for fiscal 2010 that are above or below this outlook.  The factors that could cause such material changes are described more fully in the “Forward-Looking Statements” section of this press release and in the company’s SEC filings.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its fourth-quarter/year-end 2009 earnings conference call and webcast on Thursday, Feb. 4, 2010, at 9 a.m. Eastern Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company’s Web site (www.aglresources.com), or by dialing 866-804-6923 in the United States or 857-350-1669 outside the United States.  The confirmation code is 49844799.  A replay of the conference call will be available by dialing 888-286-8010 in the United States or 617-801-6888 outside the United States, with a confirmation code of 28068704.  A replay of the call also will be available on the Investor Relations section of the company’s Web site for seven days following the call.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states.  The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America.  As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.  For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements.  Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking.  Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services.  Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions.  Forward-looking statements contained in this press release include, without limitation, the information under the heading "Wholesale Services" and "2010 Earnings Outlook." Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income attributable to AGL Resources Inc. as determined in accordance with GAAP. In addition, the company's EBIT and operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at www.aglresources.com under the Investor Relations section.

# # # #
Contacts:               Financial
Steve Cave
Vice President - Finance
Office:  404-584-3801
Cell: 404-333-4721
scave@aglresources.com

Media
Alan Chapple
Office:404-584-4095
Cell:404-783-3011
achapple@aglresources.com

	AGL Resources Inc.
	Condensed Consolidated Statements of Income
	For the Three and Twelve Months Ended
	December 31, 2009 and 2008
	Unaudited
	(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2009	12/31/2008	Fav/(Unfav)	12/31/2009	12/31/2008	Fav/(Unfav)

Operating Revenues	$638	$805	$(167)	$2,317	$2,800	$(483)

Cost of Gas	302	461	159	1,142	1,654	512

Operation and Maintenance Expenses	138	135	(3)	497	472	(25)

Depreciation and Amortization	40	40	-	158	152	(6)

Taxes Other Than Income Taxes	10	11	1	44	44	-

Total Operating Expenses	490	647	157	1,841	2,322	481

Operating Income	148	158	(10)	476	478	(2)

Other Income	2	-	2	9	6	3

Earnings Before Interest & Taxes	150	158	(8)	485	484	1

Interest Expense, Net	26	30	4	101	115	14

Earnings Before Income Taxes	124	128	(4)	384	369	15

Income Tax Expense	43	46	3	135	132	(3)

Net Income	81	82	(1)	249	237	12

Less Net Income Attributable to Noncontrolling Interest	10	8	(2)	27	20	(7)

Net Income Attributable to AGL Resources Inc.	$71	$74	$(3)	$222	$217	$5

Earnings Per Common Share
Basic	$0.92	$0.97	$(0.05)	$2.89	$2.85	$0.04
Diluted	$0.92	$0.97	$(0.05)	$2.88	$2.84	$0.04
Weighted Average Shares Outstanding
Basic	77.0	76.5	(0.5)	76.8	76.3	(0.5)
Diluted	77.4	76.7	(0.7)	77.1	76.6	(0.5)

	AGL Resources Inc.
	EBIT Schedule
	For the Three and Twelve Months Ended
	December 31, 2009 and 2008
	Unaudited
	(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2009	12/31/2008	Fav/(Unfav)	12/31/2009	12/31/2008	Fav/(Unfav)

Distribution Operations	$85	$90	$(5)	$326	$329	$(3)
Retail Energy Operations	39	30	9	105	77	28
Wholesale Services	22	38	(16)	47	60	(13)
Energy Investments	5	1	4	12	19	(7)
Corporate	(1)	(1)	-	(5)	(1)	(4)
Consolidated EBIT	150	158	(8)	485	484	1
Interest Expense, Net	26	30	4	101	115	14
Income Tax Expense	43	46	3	135	132	(3)
Net Income	81	82	(1)	249	237	12

Less Net Income Attributable to the Noncontrolling Interest	10	8	(2)	27	20	(7)
Net Income Attributable to AGL Resources Inc.	$71	$74	$(3)	$222	$217	$5

Earnings per Common Share
Basic	$0.92	$0.97	$(0.05)	$2.89	$2.85	$0.04
Diluted	$0.92	$0.97	$(0.05)	$2.88	$2.84	$0.04

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three and Twelve Months Ended
	December 31, 2009 and 2008
	Unaudited
	(In millions)

	Three Months			Twelve Months

	12/31/2009	12/31/2008	Fav/(Unfav)	12/31/2009	12/31/2008	Fav/(Unfav)

Operating Revenues	$638	$805	$(167)	$2,317	$2,800	$(483)
Cost of Gas	302	461	159	1,142	1,654	512
Operating Margin	$336	$344	$(8)	$1,175	$1,146	$29